Exhibit 99.1

 California Pizza Kitchen Reports Financial Results For The Third Quarter Ended
                               September 28, 2003

    LOS ANGELES--(BUSINESS WIRE)--Oct. 23, 2003--California Pizza Kitchen, Inc. (Nasdaq:CPKI) today reported revenues and earnings for the third quarter and nine months ended September 28, 2003. Highlights for the third quarter of 2003 relative to the same quarter last year were as follows:

    --  Total revenues up 18.0% to $93.1 million

    --  Comparable company-owned restaurant sales up 2.0%

    -- Net income per diluted share before non-cash impairment and severance charges down 4% to $0.23, compared to net income per diluted share before impairment and closure charges in the prior period of $0.24

    -- Net loss of $4.8 million or ($0.26) per diluted share compared to net income of $3.0 million or $0.16 per diluted share

    Average weekly sales for the Company's full service company-owned restaurants were $55,492 for the third quarter of 2003 compared to $56,670 for the same quarter last year. Average weekly sales for the class of 2002 and 2003 restaurants for the nine months ended September 28, 2003 were $46,545 and $43,740, respectively.
    As a result of the lower than expected sales performance at some of the newer restaurants, the Company recorded a non-cash impairment charge of $13.0 million during the third quarter of 2003. The non-cash charge relates to 11 restaurants where management has concluded that the projected cash flows from operations will not be sufficient to recover the net book value of those restaurants in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The average weekly sales volume for these 11 restaurants is approximately $32,250. The Company also recorded a severance charge of approximately $820,000 during the third quarter of 2003 related to the July 2003 management transition. The net effect of these two charges reduced earnings per share for the quarter by $0.49.
    During the third quarter, the Company opened seven new restaurants (Geneva, IL; Colorado Springs, CO; Austin, TX; Virginia Beach, VA; Richmond, VA; Maple Grove, MN; Stockton, CA.). The Company anticipates opening five new restaurants in the fourth quarter of 2003, of which one has opened to date, for a total of 22 new restaurants this year.
    As the Company previously announced, management has been thoroughly reviewing its current restaurant portfolio, operations and strategy. As a result of this review, management is currently negotiating with certain landlords for the possible closure of up to five restaurants which may result in future charges. Excluding these charges, management remains comfortable with the previously announced earnings per share guidance for the fourth quarter of $0.21 to $0.23. This guidance is based on an increase in total revenues of approximately 16% to 18% from the prior year's fourth quarter and assumes a 1% to 3% increase in same store sales.
    Commenting on the operational and strategic review, Rick Rosenfield and Larry Flax, Co-Chairman and Co-Chief Executive Officers of California Pizza Kitchen, Inc. stated, "Our three month review was a critical exercise during the quarter. We evaluated the business on a number of metrics, and based on our understanding of the issues, we've committed to several initiatives involving restaurant prototype, menu items and operational structure. Although these initiatives will require additional investment, our actions are aimed at enhancing the long term success of this Company. These investments will create a stronger company operationally, a better customer and employee experience and, ultimately, stronger financial returns."

    Specific strategic initiatives include the following:

    -- Prototype redesign to allow for greater menu flexibility, increased dinner and alcohol sales, and enhanced guest experience

    -- Leveraging brand and systems into new concepts and channel diversification, including refocus and reinvigoration of our ASAP concept

    -- Development of a quality assurance and preventative maintenance strategy to ensure our restaurants are operating and maintained to the highest standards

    In order to accomplish these initiatives, the Company plans to invest in its infrastructure. Specifically, to address new prototype design and concept and channel diversification, the Company has created a new business development department. Additionally, the Company intends to reinvigorate the menu through increased product development. Finally, the Company plans to decentralize its operational structure and dedicate resources to proactively manage the restaurant infrastructure via regionalized operational, quality assurance and facilities maintenance departments. The aggregate incremental cost of these strategic investments is expected to be approximately $2.5 million for 2004.
    As a result of these initiatives, the Company expects earnings to range from $0.95 to $1.00 per diluted share for the 53 week year ending January 2, 2005. This is a decrease from previous guidance which forecast earnings per diluted share of $1.05 to $1.10. The Company anticipates the 53rd week to contribute approximately three cents to its earnings per diluted share for the year.

    The guidance for 2004 is based on the following assumptions:

    --  Revenue growth of approximately 13% to 15%

    --  Same store growth of approximately 2% to 3%

    -- 10 to 12 new units primarily to be opened in the second half of the year

    --  Store level margins of approximately 18.1% to 18.3%

    --  G&A expense of 6.7% of revenues

    -- Pre-opening costs of approximately $180,000 to $185,000 per restaurant

    --  Income tax rate of approximately 33%

    --  Weighted average shares outstanding of 19.3 million

    -- Capital expenditures of approximately $30 million to $33 million

    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, and sandwiches. The average guest check is approximately $11.50. The chain operates, licenses or franchises 166 restaurants, of which 135 are company-owned and 31 operate under franchise or license agreements. The Company also has a strategic alliance with Kraft Pizza Company to manufacture and distribute a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen can be found on the World Wide Web at www.cpk.com. Investors may listen to our third quarter earnings call by choosing the "Calendar of Events" option under the "Investor Relations" section of the Company's web site at least 15 minutes prior to today's 5:00 pm (E.T.) start of the call to register and download any necessary audio software. A replay will be available shortly after the call and available for 30 days.

    This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


     Selected Unaudited Consolidated Financial and Operating Data
    (Dollars in thousands, except for per share and operating data)


                               Quarter Ended      Nine Months Ended

                            Sept. 28,  Sept. 29,  Sept. 28,  Sept. 29,
                              2003       2002       2003       2002
                            --------- ---------- ---------- ----------
Statement of Income
Revenues:
 Restaurant sales            $92,333    $78,155   $261,380   $222,612
 Franchise and other
  revenues                       763        789      2,437      2,174
                            --------- ---------- ---------- ----------
   Total revenues             93,096     78,944    263,817    224,786

Restaurant costs and
 expenses:
 Cost of sales                22,768     18,822     63,922     53,826
 Labor                        33,188     28,306     95,053     80,563
 Direct operating and
  occupancy                   19,268     15,305     53,865     44,272
                            --------- ---------- ---------- ----------
   Total restaurant
    operating costs           75,224     62,433    212,840    178,661

 General and administrative    5,440      4,841     15,732     13,816
 Depreciation and
  amortization                 4,522      3,796     13,087     10,957
 Pre-opening                   1,264      1,048      3,048      2,265
 Severance charge                820          -        820          -
 Loss on impairment of
  property and
  equipment and store
  closures                    12,979      2,380     12,979      2,380
                            --------- ---------- ---------- ----------

Operating income (loss)       (7,153)     4,446      5,311     16,707
Other income (expense):
 Interest income                  49        107        244        277
 Equity in net loss of
  unconsolidated joint
  venture                       (175)         -       (275)         -
                            --------- ---------- ---------- ----------
   Total other income
    (expense)                   (126)       107        (31)       277
                            --------- ---------- ---------- ----------
Income (loss) before
 income tax provision         (7,279)     4,553      5,280     16,984
Income tax benefit
 (provision)                   2,433     (1,548)    (1,740)    (5,899)
                            --------- ---------- ---------- ----------
Net income (loss)            $(4,846)    $3,005     $3,540    $11,085
                            ========= ========== ========== ==========
Net income (loss) per
 common share:
 Basic                        $(0.26)     $0.16      $0.19      $0.60
 Diluted(1)                   $(0.26)     $0.16      $0.19      $0.59
Shares used in computing
 net income (loss) per
 common share (in thousands):
 Basic                        18,885     18,607     18,845     18,547
 Diluted(1)                   18,885     18,841     19,046     18,825

Operating Data

System-wide restaurants
 open at end of period           165        144        165        144
Company-owned restaurants
 open at end of period           134        112        134        112
Average weekly company-
 owned full service
 restaurant sales            $55,492    $56,670    $55,042    $55,935
Comparable company-owned
 restaurant sales increase       2.0%       5.3%       2.3%       4.4%



                                  Quarter Ended    Nine Months Ended

                               Sept. 28, Sept. 29, Sept. 28, Sept. 29,
                                 2003      2002      2003      2002
                               --------- --------- --------- ---------
Statement of Income
 Percentages(2)
Revenues:
 Restaurant sales                  99.2%     99.0%     99.1%     99.0%
 Franchise and other revenues       0.8       1.0       0.9       1.0
                               --------- --------- --------- ---------
   Total revenues                 100.0     100.0     100.0     100.0
Restaurant costs and expenses:
 Cost of sales                     24.7      24.1      24.4      24.2
 Labor                             35.9      36.2      36.4      36.2
 Direct operating and
  occupancy                        20.9      19.6      20.6      19.9
                               --------- --------- --------- ---------
   Total restaurant operating
    costs                          81.5      79.9      81.4      80.3

 General and administrative         5.8       6.1       6.0       6.1
 Depreciation and amortization      4.9       4.8       5.0       4.9
 Pre-opening                        1.4       1.3       1.2       1.0
 Severance charge                   0.9         -       0.3         -
 Loss on impairment of
  property and equipment and
  store closures                   13.9       3.0       4.9       1.1
                               --------- --------- --------- ---------

Operating income (loss)            (7.7)      5.6       2.0       7.4
Other income (expense):
 Interest income                    0.1       0.1       0.1       0.1
 Equity in net loss of
  unconsolidated joint
  venture                          (0.2)        -      (0.1)        -
                               --------- --------- --------- ---------
   Total other income
    (expense)                      (0.1)      0.1       0.0       0.1
                               --------- --------- --------- ---------
Income (loss) before income
 tax provision                     (7.8)      5.7       2.0       7.5
Income tax benefit (provision)      2.6      (2.0)     (0.7)     (2.6)
                               --------- --------- --------- ---------
Net income (loss)                 (5.2)%      3.7%      1.3%      4.9%
                               ========= ========= ========= =========



            Selected Consolidated Balance Sheet Information
                        (Dollars in thousands)

Selected Consolidated Balance         September 28,     December 29,
 Sheet Information                        2003              2002
                                 ------------------ ------------------

Cash and marketable securities          $23,481            $31,261
Total assets                            171,478            168,445
Total debt, including current
 portion                                      -                  -
Shareholders' equity                    139,713            134,121



The following reconciliation of net income (loss) is provided to assist the reader with understanding the financial impact of the impairment and severance charges during the quarter and year
(unaudited, in thousands, except per share data):


                                 Quarter Ended     Nine Months Ended

                               Sept. 28, Sept. 29, Sept. 28, Sept. 29,
                                  2003     2002      2003      2002
                               --------- --------- --------- ---------

Net income (loss) as reported    $(4,846)  $3,005   $3,540    $11,085
Severance charge                     820        -      820          -
Loss on impairment of property
 and equipment and store
 closures                         12,979    2,380   12,979      2,380
Income tax benefit                (4,554)    (809)  (4,554)      (809)
                               --------- --------- --------- ---------
Net Income, excluding severance
 and impairment charges           $4,399   $4,576  $12,785    $12,656
                               ========= ========= ========= =========

Basic net income (loss) per
 common share:
Net income (loss)                 $(0.26)   $0.16    $0.19      $0.60
Severance charge                    0.04        -     0.04          -
Loss on impairment of property and
 equipment and store closures       0.69     0.13     0.69       0.13
Income tax benefit                 (0.24)   (0.04)   (0.24)     (0.04)
                               --------- --------- --------- ---------
Basic net income, excluding
 severance and impairment
 charges, per common share         $0.23    $0.25    $0.68      $0.69
                               ========= ========= ========= =========

Diluted net income per
 common share(3):
Net income (loss)                 $(0.25)   $0.16    $0.19      $0.59
Severance charge                    0.04        -     0.04          -
Loss on impairment of property and
 equipment and store closures       0.68     0.12     0.68       0.12
Income tax benefit                 (0.24)   (0.04)   (0.24)     (0.04)
                               --------- --------- --------- ---------
Diluted net income, excluding
 severance and impairment
 charges, per common share         $0.23    $0.24    $0.67      $0.67
                               ========= ========= ========= =========


(1) As a result of the net loss for the third quarter of 2003, potential common shares in the diluted computation are excluded where their effect would be antidilutive in accordance with Financial Accounting Standards No. 128, "Earnings Per Share." As a result, shares used in computing basic and diluted net loss per common share are the same for the quarter ended September 28, 2003.

(2) Percentages are expressed as a percentage of total revenues, except for restaurant costs and expenses, which are expressed as a percentage of restaurant sales.

(3) Shares used in calculating diluted net income per share excluding the impairment and severance charges, are 19,021,152 and include the dilution of common share equivalents.


    CONTACT: California Pizza Kitchen, Inc.
             310-342-5000
             Sarah Goldsmith-Grover, sgoldsmith@cpk.com (Media)
             Greg Levin, glevin@cpk.com (Investors)